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                          EXPENSE LIMITATION AGREEMENT


                               HSBC INVESTOR FUNDS
                              HSBC High Income Fund


      EXPENSE LIMITATION AGREEMENT, effective as of September [1], 2005 by and between HSBC Invesments (USA) Inc. (the "Investment Manager") and the HSBC Investor Funds (the "Trust"), on behalf of the HSBC Investor High Income Fund (the "Fund,").

      WHEREAS, the Trust is a Massachusetts Business Trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust; and

      WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement (the "Management Agreements"), pursuant to which the Investment Manager provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

      WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

      NOW THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

      1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment management fees of the Investment Manager and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act ("Fund Operating Expenses"), but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund's business, exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

      1.2. Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

      1.3. Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect until the date specified for that Fund on Schedule B. The Investment Manager may extend, but may not during the term of this Agreement shorten, the duration of the Operating Expense Limit for the Fund without the consent of the Trust by delivering a revised Schedule B to the Trust reflecting such extension. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A.

      1.4. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, the day the Fund Operating Expenses for the Fund shall be estimated and accrued.





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The day, the Fund shall also calculate a year-to-date Operating Expense Limit
Amount, based on the Fund's year to date average net assets and its Annual Expense Limit. If the total year to date expenses exceed the year to date Operating Expense Limit Amount, the Fund shall record a receivable from the Investment Manager in an amount equal to the year to date Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to the Investment Manager a statement indicating the Excess Amount owed to the Fund for the month and the Investment Manager will remit to the Fund an amount that, together with any waived or reduced investment management fee, is sufficient to pay that monthly Excess Amount.

      1.5. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.    Reimbursement of Fee Waivers and Expense Reimbursements.

      2.1. Reimbursement. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of such Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to reimbursement by the Fund of the investment management fees waived or reduced and other payments remitted by the Investment Manager to such Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

      2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.    Term and Termination of Agreement.

      This Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business.

4.    Miscellaneous.

      4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2. Interpretation. Nothing herein contained shall be deemed to require the Company or the Funds to take any action contrary to the Company's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Funds.


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      4.3.    Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                   HSBC INVESTOR FUNDS
                                   ON BEHALF OF
                                   HSBC INVESTOR HIGH INCOME FUND


                                   By:   ___________________________________
                                   Name:
                                   Title:


                                   HSBC INVESTMENTS (USA) INC.


                                   By:   ___________________________________
                                   Name:
                                   Title:


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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Fund of the Trust:


                                                       Maximum Operating
                                                        Expense Limit
                                                       (as a percentage of
         Name of Fund                                  average net assets)
         -------------                                 --------------------

         HSBC Investor High Income Fund             Class A Shares:  1.00%
                                                    Class B Shares:  1.75%
                                                    Class C Shares:  1.75%
                                                    Class Y Shares:  0.75%


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                                   SCHEDULE B
                      DURATION OF OPERATING EXPENSE LIMITS


The duration of Operating Expense Limit shall be as follows:

                                                        Date on Which
                                                       Operating Expense
         Name of Fund                                  Limit Terminates
         ------------                                  ----------------

         HSBC Investor Bond Fund                       [March 1, 2007]


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